Exhibit 99.1
CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES SECOND QUARTER 2022 RESULTS

FARMINGDALE, NJ – August 3, 2022 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the second quarter 2022.

Second Quarter 2022 Highlights

•	GAAP net loss applicable to common stockholders of $17.6 million, or $0.92 per share
•	Earnings available for distribution (“EAD”) attributable to common stockholders of $5.2 million, or $0.28 per share.
•	Common book value per share of $6.73 at June 30, 2022
•	Declared regular common dividend of $0.27 per share, annualized common dividend yield at market close was 15.1% at August 2, 2022
•	Aggregate portfolio leverage stood at 3.4x at June 30, 2022
•	As of June 30, 2022, the Company had unrestricted cash of $61.5 million

“Our investments in MSRs contributed positively to our second quarter performance despite the challenging environment as mortgage spreads widened and interest rate volatility remained high,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “Our earnings after distribution remained in line with our dividend level while we ran a less levered portfolio throughout the quarter.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the second quarter of 2022 of $17.6 million, or $0.92 per diluted weighted average common share outstanding. Reported GAAP net loss was determined based primarily on the following: $3.5 million of net interest income, $10.6 million of net servicing income, a net realized loss of $46.0 million on RMBS, a net realized loss of $2.7 million on derivatives, a net unrealized gain of $17.6 million on derivatives, a net unrealized gain of $6.2 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.1 million.

Earnings available for distribution attributable to common stockholders for the second quarter of 2022 were $5.2 million, or $0.28 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended
	June 30, 2022	March 31, 2022
	(unaudited)	(unaudited)
Income
Interest income	$6,004	$5,519
Interest expense	2,502	1,640
Net interest income	3,502	3,879
Servicing fee income	13,188	13,116
Servicing costs	2,615	3,193
Net servicing income	10,573	9,923
Other income (loss)
Realized loss on RMBS, available-for-sale, net	(46,036)	(13,222)
Realized loss on derivatives, net	(2,730)	(10,638)
Realized gain on acquired assets, net	-	12
Unrealized gain on derivatives, net	17,613	24,456
Unrealized gain on investments in Servicing Related Assets	6,150	21,731
Total Income (Loss)	(10,928)	36,141
Expenses
General and administrative expense	1,499	1,744
Management fee to affiliate	1,614	1,793
Total Expenses	3,113	3,537
Income (Loss) Before Income Taxes	(14,041)	32,604
Provision for corporate business taxes	1,423	3,875
Net Income (Loss)	(15,464)	28,729
Net (income) loss allocated to noncontrolling interests in Operating Partnership	347	(633)
Dividends on preferred stock	2,465	2,463
Net Income (Loss) Applicable to Common Stockholders	$(17,582)	$25,633
Net Income (Loss) Per Share of Common Stock
Basic	$(0.93)	$1.40
Diluted	$(0.92)	$1.40
Weighted Average Number of Shares of Common Stock Outstanding
Basic	19,007,390	18,252,523
Diluted	19,029,493	18,272,737

Dollar amounts in thousands, except per share amounts.

Net unrealized gain on the Company’s RMBS portfolio for the second quarter 2022 was approximately $12.8 million.

	Three Months Ended
	June 30, 2022	March 31, 2022
	(unaudited)	(unaudited)
Net Income (Loss)	$(15,464)	$28,729
Other comprehensive income (loss):
Unrealized gain (loss) on RMBS, available-for-sale, net	12,841	(44,535)
Net other comprehensive income (loss)	12,841	(44,535)
Comprehensive loss	$(2,623)	$(15,806)
Comprehensive loss attributable to noncontrolling interests in Operating Partnership	(49)	(348)
Dividends on preferred stock	2,465	2,463
Comprehensive loss attributable to common stockholders	$(5,039)	$(17,921)

Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended June 30, 2022

The Company realized net servicing fee income of $10.6 million, net interest income of $3.5 million and other loss of $25.0 million, primarily related to realized losses on RMBS and unrealized gains on derivatives.  The unpaid principal balance for the MSR portfolio stood at $20.7 billion as of June 30, 2022 and the carrying value of the MSR portfolio ended the quarter at $263.6 million.  Net interest spread for the RMBS portfolio stood at 3.46% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.4x.

The RMBS portfolio had a book value of approximately $752.9 million and carrying value of approximately $728.8 million at quarter-end June 30, 2022.  The portfolio had a weighted average coupon of 3.57% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, TBAs and Treasury futures.  At quarter end June 30, 2022, the Company held interest rate swaps with a notional amount of $1.3 billion, TBAs with a notional amount of $99.4 million and Treasury futures with a notional amount of ($164.4) million.

As of June 30, 2022, Cherry Hill’s GAAP book value was $6.73 per diluted share, net of the second quarter dividend.

Dividends

On June 17, 2022, the Board of Directors declared a quarterly dividend of $0.27 per share of common stock for the second quarter of 2022. The dividend was paid in cash on July 26, 2022 to common stockholders of record as of the close of business on June 30, 2022. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the second quarter 2022. The dividends were paid in cash on July 15, 2022 to Series A and B Preferred stockholders of record as of the close of business on June 30, 2022.

Earnings Available for Distribution

Earnings available for distribution (“EAD”) is a non-GAAP financial measure that the Company defines as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on derivatives, realized gain (loss) on acquired assets, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization) and any tax (benefit) expense on realized and unrealized gain (loss) on MSRs. MSR amortization refers to the portion of the change in fair value of the MSR that is primarily due to the realization of cashflows, runoff resulting from prepayments and an adjustment for any gain or loss on the capital used to purchase the MSR. EAD also includes interest rate swap periodic interest income (expense) and drop income on TBA dollar roll transactions, which are included in “Realized loss on derivatives, net” on the consolidated statements of income (loss). EAD is adjusted to exclude outstanding LTIP-OP Units in the Company’s Operating Partnership and dividends paid on the Company’s preferred stock.

EAD is provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly titled measures of other issuers, which define EAD differently from us and each other. As a result, EAD should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity. While EAD is one indicia of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

The following table provides a reconciliation of net income to EAD for the three months ended June 30, 2022 and March 31, 2022:

	Three Months Ended
	June 30, 2022	March 31, 2022
	(unaudited)	(unaudited)
Net Income (Loss)	$(15,464)	$28,729
Realized loss on RMBS, net	46,036	13,222
Realized loss on derivatives, net ¹	5,952	14,422
Realized gain on acquired assets, net	-	(12)
Unrealized gain on derivatives, net	(17,613)	(24,456)
Unrealized gain on investments in MSRs, net of estimated MSR amortization	(13,375)	(28,011)
Tax expense on realized and unrealized gain on MSRs	2,336	4,937
Total EAD:	$7,872	$8,831
EAD attributable to noncontrolling interests in Operating Partnership	(166)	(195)
Dividends on preferred stock	2,465	2,463
EAD Attributable to Common Stockholders	$5,241	$6,173
EAD Attributable to Common Stockholders, per Diluted Share	$0.28	$0.34
GAAP Net Income (Loss) Per Share of Common Stock, per Diluted Share	$(0.92)	$1.40

Dollar amounts in thousands, except per share amounts.
1.	Excludes drop income on TBA dollar rolls of $1.9 million and interest rate swap periodic interest income of $1.4 million for the three-month period ended June 30, 2022.
Excludes drop income on TBA dollar rolls of $2.9 million and interest rate swap periodic interest income of $915,000 for the three-month period ended March 31, 2022.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-Q for the quarter ended June 30, 2022 filed with the Securities and Exchange Commission on August 3, 2022.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of June 30, 2022 and its results of operations for the second quarter 2022 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-800-715-9871 (from within the U.S.) or 1-646-307-1963 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill Second Quarter 2022 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on August 10, 2022 by dialing 1-800-770-2030 (from within the U.S.) or 1-609-800-9909 (from outside of the U.S.); please enter replay pin number “6585576.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com